                                                                      EXHIBIT 99

DATE:  FEBRUARY 18, 1998  LIDAK PHARMACEUTICALS  CONTACT:Jeffery B. Weinress
                              NEWS RELEASE               Vice President & CFO
RELEASE DATE:  IMMEDIATE                                 LIDAK Pharmaceuticals
                                                         (619) 558-0364, ext.242


                  LIDAK PHARMACEUTICALS ANNOUNCES FIRST QUARTER
                       FISCAL YEAR 1998 FINANCIAL RESULTS


        LA JOLLA, CALIFORNIA - February 18, 1998 -- LIDAK Pharmaceuticals (NASDAQ NM: LDAKA) reported its financial results for the first quarter of fiscal 1998 which ended December 31, 1997. The Company incurred a net loss of $1,341,047, or $0.03 per share during the first quarter of fiscal 1998, compared to a net loss of $3,220,758 or $0.09 per share during the first quarter of fiscal 1997. Revenues for the first quarter of fiscal 1998 were $220,000 compared with $775,000 in revenues for the first quarter of fiscal 1997. Research and development expenses for the first quarter of fiscal 1998 decreased to $884,000 from $2.2 million in the first quarter of fiscal 1997. The decrease in expenses was primarily attributable to fewer activities related to the U.S. Phase 3 clinical trials of LIDAKOL than were on-going in the first quarter of fiscal 1997.

        As of December 31, 1997, the Company had cash and cash equivalents totaling $13.1 million and a working capital balance of $10.2 million.

        LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders, allergic diseases and asthma, and cancer.


                             Financial Table follows




        The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.


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                              LIDAK PHARMACEUTICALS
                          SUMMARY FINANCIAL INFORMATION


                                                    Three months ended
                                                       December 31,
                                             ----------------------------------
Statement of operations data:                     1997                 1996
                                             ------------          ------------
Revenues                                     $    219,759          $    774,572

Net loss                                     $ (1,341,047)         $ (3,220,758)

Net loss per share                           $      (0.03)         $      (0.09)

Weighted average number of
   common shares outstanding                   38,898,947            35,301,227


                                             December 31,          September 30,
                                                1997                   1997
                                             ------------          ------------
Balance sheet data:
Cash and cash equivalents                    $ 13,093,044          $ 14,428,834

Working capital                              $ 10,241,703          $ 11,336,627

Total assets                                 $ 14,442,596          $ 15,727,495

Total liabilities                            $  3,252,413          $  3,433,569

Stockholders' equity                         $ 11,190,183          $ 12,293,926


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